EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 21, 2001, except for the sixth paragraph of Note 6, as to which the date is June 27, 2001, relating to the financial statements of TheraSense, Inc., which appears in such registration statement on Form S-1 (No. 333-64456). We also consent to the incorporation by reference of our report dated June 21, 2001, except for the sixth paragraph of Note 6, as to which the date is June 27, 2001, relating to the financial statement schedule, which appears in such registration statement on Form S-1 (No. 333-64456).

PR	ICEWATERHOUSECOOPERS LLP

San	Jose, California
November 16, 2001